Exhibit 99.2

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
650.421.8100
www.codexis.com

Codexis Acquires IP from Maxygen

Embargoed for release October 28, 2010, 4:10pm Eastern Time

Codexis Acquires Maxygen Directed Evolution Intellectual Property Portfolio;

Biofuels Payments to Maxygen End, Codexis Fields of Use Expand

Redwood City, CA – October 28, 2010 – Codexis, Inc. (Nasdaq:CDXS) today announced that the company has acquired the directed evolution intellectual property portfolio of Maxygen, Inc. (Nasdaq:MAXY) for $20 million in cash. With this transaction, Codexis no longer has any obligations to make payments to Maxygen, including potential royalties, relating to biofuels and other energy products.

The agreement also enables Codexis to pursue application of its directed evolution biocatalysis technology platform beyond its current markets to all fields of use, including chemicals, subject to preexisting licenses that Maxygen has previously granted. Maxygen licensed the technology to Codexis in 2002 as part of the spin-out of Codexis from Maxygen.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell. Other potential markets include carbon capture, water treatment and chemicals. For more information, see www.codexis.com.

This press release contains forward-looking statements relating to Codexis’ potential application of its directed evolution technology platform to new fields of use. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q dated August 6, 2010 including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

Investors: Robert Lawson, robert.lawson@codexis.com, 650-421-8137.